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CROMPTON APPOINTS MEADOWS-SMITH EVP OF CROP PROTECTION AS OF JAN. 1

MIDDLEBURY, CONN., NOVEMBER 10, 2004 - Crompton Corporation (NYSE: CK) announced the appointment of Marcus Meadows-Smith to the position of executive vice president, Crop Protection, effective Jan. 1, upon the retirement of incumbent Al Ingulli, a 41-year veteran of the company.

Meadows-Smith, 43, who joined Crompton in 1993, has held the position of business director, Crop Protection, Europe, the Middle East and Africa, since September 2000. Under his leadership, sales in Europe have increased dramatically, and a new third-party-product strategy that he developed contributed in an important way to that growth.

Meadows-Smith's other positions with Crompton have included serving as district manager for Crop Protection Eastern Europe, the Balkans, Germany, Austria and Switzerland; and district manager for the former Soviet Union. During this period, his team significantly increased sales in Eastern Europe, opening offices throughout the former Soviet Union, including in Ukraine, Kazakhstan and Moldova.

Meadows-Smith came to Crompton from Sumitomo Corporation, where he was marketing manager, Agricultural and Public Health Chemicals, for Europe, the Middle East and Northern Africa. Before joining Sumitomo, he was a research technician at the University of Witwatersrand in Johannesburg, South Africa.

Meadows-Smith has a Bachelor of Science with honors in Genetics from Birmingham University in the UK and has just completed the Harvard Business School Advanced Management Program.

"Al Ingulli's diverse career spans many areas, including 15 years in Crop Protection, where he has built a dynamic, profitable enterprise," said Robert L. Wood, chairman, president and chief executive officer. "We are grateful for his many contributions and outstanding leadership and wish him a long and healthy retirement.

"Marcus Meadows-Smith has shown himself to be an energetic and strategic manager who has delivered impressive business growth in Europe, the Middle East and Africa. We look forward to his contributions to the expansion of our global Crop Protection franchise."

Crompton Corporation, with annual sales of $2.2 billion, is a producer and marketer of specialty chemicals and polymer products and equipment. Additional information concerning Crompton Corporation is available at www.cromptoncorp.com.

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Forward-Looking Statements

Certain statements made in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, general economic conditions, the outcome and timing of antitrust investigations and related civil lawsuits to which the Company is subject, the ability to obtain selling price increases, pension and other post-retirement benefit plan assumptions, energy and raw material prices and availability, production capacity, changes in interest rates and foreign currency exchange rates, changes in technology, market demand and customer requirements, the enactment of more stringent environmental laws and regulations, the ability to realize expected cost savings under the Company's cost reduction initiatives, the amount of any additional earn-out payments from GE, the ability to reduce the Company's debt levels, and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These statements are based on the Company's estimates and assumptions and on currently available information. The forward-looking statements include information concerning our possible or assumed future results of operations, and the Company's actual results may differ significantly from the results discussed. Forward-looking information is intended to reflect opinions as of the date this release was issued and such information will not necessarily be updated by the Company.